Delisting Determination, The Nasdaq Stock Market, LLC, April 30, 2025,
Novo Integrated Sciences, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the stock of Novo Integrated Sciences, Inc.
effective at the opening of the trading session on May 27, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on August 9, 2024.
On August 16, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On September 24, 2024, the hearing was held. On November 4, 2024, the Panel reached a decision and a Decision letter was issued the same day.
The Panel decided to suspend the Company from the Exchange. The Company security was suspended on November 6, 2024. The Staff determination to delist the Company securities became final on December 19, 2024.